Exhibit 99.1

Press Release For Immediate Release

Beazer Homes Reports Fourth Quarter and FY 2006 Financial Results

ATLANTA, November 7, 2006 -- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter and fiscal year ended September 30, 2006. Highlights of both the quarter and fiscal year ended September 30, 2006, compared to the same periods of the prior year, are as follows:

Quarter Ended September 30, 2006
■	Net income of $91.9 million, or $2.19 per diluted share, compared to net income of $164.4 million, or $3.61 per diluted share in the prior year’s fourth quarter.
■	Home closings: 6,411 homes, compared to 6,339 in the prior year.
■	Total revenues: $1.88 billion, compared to $1.81 billion in the prior year.
■	Operating income margin: 8.0%, compared to 14.1% in the prior year.
■	New orders: 2,064 homes, compared to 4,937 in the prior year.
■	Repurchased 557,400 shares for approximately $22.1 million.

Year Ended September 30, 2006
■
Net income of $388.8 million, or $8.89 per diluted share, compared to reported net income of $262.5 million, or $5.87 per diluted share, and adjusted net income of $392.8, or $8.72 per diluted share in FY 2005.

■	Home closings: 18,669 compared to 18,146 in the prior year.
■	Total revenues: $5.46 billion, compared to $5.00 billion in the prior year.
■	Operating income margin: 11.2% compared 9.7% on a reported basis and 12.4% on an adjusted basis in FY 2005.
■	New orders: 14,538 compared to 18,923 in the prior year.
■	Backlog at 9/30/06: 5,102 homes with a sales value of $1.56 billion, compared to 9,233 homes with a sales value $2.72 billion in the prior year.
■	Repurchased 3.65 million shares for approximately $205.4 million.
■	Year-end net debt-to-capitalization ratio as of 9/30/06: 49.5%

“Beazer Homes had record fourth quarter closings and revenues in fiscal 2006 as we focused on converting our existing backlog in what remains a challenging housing market,” said President and Chief Executive Officer, Ian J. McCarthy. “Despite our strong close of fiscal 2006, most markets across the country continue to experience higher levels of resale home inventories, lower levels of demand for new homes, significant increases in cancellation rates and significantly higher discounting. As it is difficult to predict the duration of these factors, we have proactively taken steps to align our overhead structure and capital spending with our expectations for a reduced level of home closings in fiscal 2007. We believe this disciplined commitment to profitability and prudent capital allocation, coupled with our broad geographic and product diversity, will position us well for the continuing difficult market environment and the eventual upturn. We continue to believe that the long-term industry fundamentals, based on demographic driven demand and employment trends, together with further supply constraints, remain compelling.”

Total home closings of 6,411 in the quarter were 1% above the prior year’s record quarter as decreased closings in Florida and the Mid-Atlantic were offset by increases in the West, Southeast and Other homebuilding segments. Net new home orders totaled 2,064 homes for the quarter, a decline of 58% from the fourth quarter of the prior year, resulting from both reduced demand across the company’s markets and a significantly higher rate of cancellations from the prior year.

“We remain focused on reducing costs and efficiently allocating capital in this challenging business environment,” said James O’Leary, Executive Vice President and Chief Financial Officer. “During September and October, we undertook a comprehensive review of our overhead structure in light of our reduced volume expectations for fiscal 2007, bringing our overall headcount down by approximately 1,000 positions, or 25%. We also reduced our controlled lot count by over 15% during the fourth quarter by eliminating non-strategic positions to align our land supply with our current expectations for home closings. These steps are intended to maintain our sound balance sheet and strong financial position so that we can capitalize on those future opportunities that will generate meaningfully higher returns prospectively.”

Operating margin declined to 8.0% in the fourth quarter as a result of a higher percentage of closings from lower margin markets, higher market driven sales incentives and costs associated with overhead structure realignment and exiting of land positions. These results included pre-tax charges of approximately $18.2 million to write off land options and exit positions that were no longer providing sufficient returns and $5.6 million to recognize inventory impairments.  The company also incurred approximately $1.1 million in severance costs during the fourth quarter of fiscal 2006 related to the alignment of its overhead structure.

During the fourth quarter of fiscal 2006, the company repurchased 557,400 shares of its common stock for $22.1 million under its 10 million share repurchase authorization. For fiscal year 2006, the company repurchased 3,648,300 shares for $205.4 million. At September 30, net debt to total capitalization stood at 49.5%, and the company had no outstanding borrowings under its primary revolving credit facility.

Fiscal 2007 Outlook
The company previously announced that it anticipates home closings in the range of 12,000 - 13,500 in fiscal 2007. It expects new orders in the range of 12,000 - 14,000 for this period. The attainment of closings and new orders in these ranges assumes the resumption of positive year-over-year sales comparisons at varying levels by the last quarter of the 2007 fiscal year.

Achievement of the company’s fiscal 2007 forecast of 13,500 closings is expected to result in diluted earnings per share of approximately $3.65. This forecast assumes a stabilization of average gross margins during fiscal 2007 at or near the levels attained in the fiscal 2006 fourth quarter. The company has not provided a diluted earnings per share estimate for the 12,000 unit level of closings as there is insufficient visibility to assess the level of margins, the potential for additional impairments, or further overhead reductions required at this volume level.

The company expects to close approximately 2,500 homes during the quarter ending December 31, 2006. During this quarter, the company also expects to incur approximately $4.0 million of additional severance and related costs associated with the previously referenced overhead alignment.

During this period, the Company is focused on maintaining balance sheet strength, reducing costs, and maximizing its financial resources to better position the company to take advantage of those opportunities that will arise when conditions stabilize. The steps taken in September and October to align the company’s cost structure with the current environment are consistent with the company’s goal to be in the top quartile of its peer group with respect to margins and returns.

Conference Call
The company will hold a conference call today, November 7, 2006, at 11:00 AM ET to discuss the results and take questions. You may listen to the conference call and view the company’s slide presentation over the internet by going to the “Investor Relations” section of the company’s website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-369-1904. To be admitted to the call, verbally supply the passcode "BZH". A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-480-3542 (available until 5:00 PM ET on November 14, 2006), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Use of Non-GAAP Financial Information
In addition to the results in this press release reported in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has provided information regarding adjusted operating income margin, net income and earnings per share which excludes the effects of the non-cash goodwill impairment charge recorded during the second quarter of fiscal 2005. Management believes that these adjusted financial results are useful to both management and investors in the analysis of the Company’s financial performance when comparing it to prior periods and that they provide investors with an important perspective on the current underlying operating performance of the business by isolating the impact of a non-cash adjustment related to a previous acquisition.

Below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP:

Twelve Months Ended September 30, 2005

(in thousands, except per share data)

Reported operating income	$486,918
Total revenues	$4,995,353
Reported operating income margin	9.7%

Adjusted operating income margin
Reported operating income	$486,918
Goodwill impairment loss	130,235
Operating income, excluding goodwill impairment loss	$617,153
Operating income margin, excluding goodwill impairment loss	12.4%

Reported net income	$262,524
Reported net income per common share	$5.87

Adjusted Net Income and Earnings Per Share:
Reported net income	$262,524
Goodwill impairment loss	130,235
Net income, excluding goodwill impairment loss	$392,759

After-tax interest add-back to pro-forma net income for
'if converted' treatment of convertible notes in
calculation of diluted net income per common share	$5,325

Diluted net income per common share, excluding	$8.72
goodwill impairment loss

Diluted weighted average shares outstanding	45,634

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, implementation of overhead realignments and associated costs, potential liability as a result of construction defect, product liability and warranty claims, and other factors described in the company’s Annual Report on Form 10-K/A for the year ended September 30, 2005 filed with the Securities and Exchange Commission on May 25, 2006.

Contact:	Leslie H. Kratcoski Vice President, Investor Relations & Corporate Communications (770) 829-3764 lkratcos@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005
STATEMENT OF INCOME
Total revenue	$1,883,758	$1,814,051	$5,462,003	$4,995,353
Home construction and land sales expenses	1,519,705	1,367,189	4,201,318	3,823,300
Gross profit	364,053	446,862	1,260,685	1,172,053

Selling, general and administrative expenses	212,727	191,345	649,010	554,900
Goodwill impairment charge	-	-	-	130,235
Operating income	151,326	255,517	611,675	486,918
Equity in income (loss) of unconsolidated joint ventures	(1,581)	1,871	(772)	5,021
Other income (loss)	(4,854)	2,408	2,311	7,395

Income before income taxes	144,891	259,796	613,214	499,334
Income taxes	53,018	95,372	224,453	236,810
Net income	$91,873	$164,424	$388,761	$262,524

Net income per common share:
Basic	$2.39	$4.04	$9.76	$6.49
Diluted	$2.19	$3.61	$8.89	$5.87

Weighted average shares outstanding, in thousands:
Basic	38,420	40,669	39,812	40,468
Diluted	42,627	45,935	44,345	45,634

Interest incurred	$35,770	$25,409	$120,965	$89,678
Interest amortized to cost of sales	$35,454	$27,508	$96,242	$82,388
EPS interest add back - Convertible Debt	$1,329	$1,332	$5,367	$5,325
Depreciation and amortization	$6,960	$5,863	$26,057	$21,174

SELECTED BALANCE SHEET DATA	September 30,	September 30,
	2006	2005
Cash	$172,443	$297,098
Inventory	3,520,332	2,901,165
Total assets	4,559,431	3,770,516
Total debt (net of discount of $3,578 and $4,118)	1,838,660	1,321,936
Shareholders' equity	1,701,923	1,504,688

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)

OPERATING DATA

	Quarter Ended		Year Ended
	September 30,		September 30,
SELECTED OPERATING DATA	2006	2005	2006	2005
Closings:
West region	1,741	1,714	5,035	5,686
Mid-Atlantic region	654	695	2,086	1,870
Florida region	899	1,002	2,274	2,236
Southeast region	1,471	1,382	4,289	3,995
Other homebuilding	1,646	1,546	4,985	4,359
Total closings	6,411	6,339	18,669	18,146
New orders, net of cancellations:
West region	417	1,200	3,216	5,673
Mid-Atlantic region	209	434	1,470	2,016
Florida region	70	696	1,523	2,295
Southeast region	541	1,313	3,856	4,372
Other homebuilding	827	1,294	4,473	4,567
Total new orders	2,064	4,937	14,538	18,923
Backlog units at end of period:
West region	1,175	2,994
Mid-Atlantic region	577	1,193
Florida region	508	1,259
Southeast region	1,321	1,754
Other homebuilding	1,521	2,033
Total backlog units	5,102	9,233
Dollar value of backlog at end of period	$1,555,456	$2,721,744

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended		Year Ended
	September 30,		September 30,
SUPPLEMENTAL FINANCIAL DATA:	2006	2005	2006	2005

Revenues
Homebuilding operations	$1,833,942	$1,796,491	$5,325,588	$4,922,793
Land and lot sales	26,098	4,760	90,217	34,527
Financial Services	29,303	18,438	65,808	54,310
Intercompany elimination	(5,585)	(5,638)	(19,610)	(16,277)
Total revenues	$1,883,758	$1,814,051	$5,462,003	$4,995,353
Gross Profit
Homebuilding operations	$334,557	$429,135	$1,195,991	$1,112,670
Land and lot sales	193	(711)	(1,114)	5,073
Financial Services	29,303	18,438	65,808	54,310
Total gross profit	$364,053	$446,862	$1,260,685	$1,172,053
Selling, general and administrative
Homebuilding operations	$195,178	$178,653	$600,428	$516,217
Financial Services	17,549	12,692	48,582	38,683
Total selling, general and administrative	$212,727	$191,345	$649,010	$554,900

SELECTED SEGMENT INFORMATION
Revenue:
West region	$643,738	$612,516	$1,874,118	$1,946,822
Mid-Atlantic region	300,887	347,199	965,874	848,083
Florida region	272,902	281,709	694,803	598,950
Southeast region	319,053	272,298	900,663	761,030
Other homebuilding	323,460	287,529	980,347	802,435
Financial services	29,303	18,438	65,808	54,310
Intercompany elimination	(5,585)	(5,638)	(19,610)	(16,277)
Total revenue	$1,883,758	$1,814,051	$5,462,003	$4,995,353

Operating income
West region	$69,410	$123,770	$280,731	$421,968
Mid-Atlantic region	57,327	95,364	213,279	206,627
Florida region	56,696	55,696	143,380	97,263
Southeast region	34,425	18,006	86,451	49,098
Other homebuilding	215	(2,614)	(4,301)	5,902
Financial services	11,754	5,746	17,226	15,627
Segment operating income	229,827	295,968	736,766	796,485
Corporate and unallocated	(78,501)	(40,451)	(125,091)	(309,567)
Total operating income	$151,326	$255,517	$611,675	$486,918